Exhibit 99.1

22619 Pacific Coast Highway, Malibu, CA 90265
T: 310-456-7799 F: 310-317-8527

CONTACTS:
Joel Bennett	Anne-Marie Feliciano
JAKKS Pacific, Inc.	JAKKS Pacific, Inc.
(310) 455-6210	(310) 455-6245

JAKKS Pacific® Reports
Fourth Quarter and Year-End Results for 2012

Declares Cash Dividend for First Quarter 2013

MALIBU, Calif. – February 21, 2013 – JAKKS Pacific, Inc. (NASDAQ: JAKK) reported results for the Company’s fourth quarter and full year ended December 31, 2012.

Net sales for the fourth quarter of 2012 were $133.5 million, compared to $141.1 million reported in the comparable period in 2011. The reported net loss for the fourth quarter was $119.5 million, or $5.45 per diluted share, which includes a one-time non-cash charge of $91.7 million or $4.18 per diluted share, related to the impairment of deferred tax assets, and $0.8 million of pre-tax charges, or $0.03 per diluted share, related to legal and financial advisory fees and expenses associated with the unsolicited indication of interest and activist shareholder activities. This compares to a net loss of $20.0 million, or $0.77 per diluted share, reported in the comparable period in 2011, which included $1.9 million, or $0.05 per diluted share, of legal and financial advisory fees and expenses. Excluding the legal and financial advisory fees and expenses and the deferred tax asset impairment charge, the fourth quarter net loss in 2012 would have totaled $27.2 million, or $1.24 per diluted share, compared to a loss of $18.8 million, or $0.72 per diluted share, in 2011.

Net sales for the full year of 2012 were $666.8 million compared to $677.8 million in 2011. The reported net loss for the full year was $104.8 million, or $4.37 per diluted share, which included $4.8 million or $0.16 per diluted share of pre-tax charges and legal and financial advisory fees and expenses, and $91.7 million or $3.83 per diluted share, for the deferred tax asset impairment charge. This compares to net income for the full year of 2011 of $8.5 million, or $0.32 per diluted share, which included $3.8 million, or $0.09 per diluted share, of legal and financial advisory fees and expenses. Excluding the deferred tax asset impairment charge and legal and financial advisory fees and expenses, the full year 2012 results would have been a loss totaling $9.3 million, or $0.39 per diluted share, compared to earnings of $10.9 million, or $0.41 per diluted share, in 2011.

Stephen Berman, President and CEO, JAKKS Pacific, Inc. stated, “We are disappointed by our performance in the fourth quarter. The difficult and challenging toy environment did not generate the sales that had been anticipated, and several of our key products did not achieve the sales levels that we had planned for, also resulting in license royalty minimum guarantee shortfalls.”

“However, we are optimistic for our future growth and profitability.  We believe that our core business lead by our infant/preschool, seasonal and Halloween segments, in conjunction with meaningful reductions in operating costs, will return the Company to profitability in 2013.”

Berman continued, “We believe that the difficult environment for toys in 2012 resulted from rapid changes in children’s play patterns as tablet and smartphone devices and interactive games and toys have more and more become cornerstones of their play and fun experiences.  We recognize that it is critical for us to provide new, more exciting and magical experiences for today’s child compatible with these new play patterns.  We believe that our partnership with NantWorks in creating our DreamPlay line of toys using NantWorks proprietary iD recognition technology will place JAKKS in the forefront of the play revolution we are witnessing.”

“We believe that applying this technology to a broad array of characters and play patterns will create new consumer demand for JAKKS products and will help JAKKS achieve substantial long range growth and profitability, warranting the investment in technology and content that we are making.”

2013 Guidance & Dividend
For 2013, the Company anticipates an increase in net sales of 4.0% to 5.0% to approximately $694 million to $700 million, with diluted earnings per share in the range of approximately $0.63 to $0.68. This guidance anticipates first-quarter 2013 net sales in the range of $70 to $73 million, with a loss per share in the range of $0.83 to $0.85, which reflects 17.6% fewer common shares outstanding primarily as a result of the July 2012 self-tender of 4.0 million shares and includes incremental operating expenses associated with the recent acquisition of Maui Toys in a seasonally low sales volume quarter, and incremental operating and marketing expenses associated with the launch of our DreamPlay product lines. This is compared to net sales of $73.4 million and a loss per share of $0.62 per diluted share in the first quarter of 2012.

The JAKKS Board of Directors has declared a regular quarterly cash dividend of $0.07 per common share payable on April 1, 2013 to shareholders of record at the close of business on March 15, 2013 reflecting a current annual yield of 2.1%.

As of December 31, 2012, the Company’s working capital was $179.5 million, including cash and equivalents and marketable securities of $189.5 million, compared to working capital of $374.7 million including cash and equivalents and marketable securities of $257.5 million as of December 31, 2012.

Conference Call
JAKKS Pacific will webcast its fourth quarter earnings conference call today, February 21, 2013, at 9:00 a.m. ET  (6:00 a.m. PT).  To listen to the live webcast, go to www.jakks.com/investors, and click on the earnings webcast link under Events and Presentations at least 10 minutes prior to register, download and install any necessary audio software.  A telephonic playback will be available from 11:30 a.m. ET on February 21 through March 21, 2013.  The playback can be accessed by calling (888) 843-7419, or (630) 652-3042 for international callers, pass code “34214746”.

About JAKKS Pacific, Inc.
JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products with a wide range of products that feature popular brands and children's toy licenses.  JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys, Ride-On Vehicles, Wagons, Inflatable Environments and Tents, Impulse Toys and Pet Products sold under various proprietary brands including JAKKS Pacific®, Creative Designs International™, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!®, Tollytots®, Disguise®, Moose Mountain® and Maui ®. JAKKS is also the creator of the underlying Monsuno® property and toy line. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Nickelodeon®, Warner Bros.®, Ultimate Fighting Championship®, Hello Kitty®, Graco® and Cabbage Patch Kids®.   www.jakks.com

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. Continued payment of the quarterly cash dividend will depend on many factors, including, but not limited to, JAKKS' earnings, financial condition, business development needs, and is at the discretion of the Board of Directors. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

© 2013 JAKKS Pacific, Inc. All rights reserved.
(Financial Tables Follow)

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2012	2011
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$189,321	$257,258
Marketable securities	218	214
Accounts receivable, net	105,455	103,637
Inventory, net	59,690	47,019
Income taxes receivable	24,008	24,166
Deferred income taxes	-	34,505
Prepaid expenses and other current assets	20,306	30,686
Total current assets	398,998	497,485

Property and equipment	94,799	81,399
Less accumulated depreciation and amortization	78,973	65,213
Property and equipment, net	15,826	16,186

Goodwill	48,836	24,015
Trademarks & other assets, net	73,946	27,731
Deferred income taxes	-	47,081
Investment in joint venture	3,161	2,736
Investment in DreamPlay	7,000	-
Total assets	$547,767	$615,234

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$101,470	$77,210
Reserve for sales returns and allowances	34,373	43,440
Income taxes payable	12,922	2,183
Short term debt, net of current portion	70,710	-
Total current liabilities	219,475	122,833

Long term debt	94,918	92,188
Other liabilities	18,345	1,630
Income taxes payable	4,687	4,992
Deferred tax liability	3,122	-
Total liabilities	340,547	221,643

Stockholders' equity:
Common stock, $.001 par value	22	26
Additional paid-in capital	202,577	274,532
Retained earnings	8,836	123,174
Accumulated other comprehensive loss	(4,215)	(4,141)
Total stockholders' equity	207,220	393,591
Total liabilities and stockholders' equity	$547,767	$615,234

JAKKS Pacific, Inc. and Subsidiaries
Fourth Quarter Earnings Announcement, 2012
Condensed Statements of Income (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2012	2011	2012	2011
	(In thousands, expect per share data)		(In thousands, expect per share data)

Net sales	$133,507	$141,079	$666,762	$677,751
Less cost of sales
Cost of goods	81,652	86,878	374,549	379,573
Royalty expense	20,172	32,920	82,874	92,830
Amortization of tools and molds	917	2,324	11,402	11,358
Cost of sales	102,741	122,122	468,825	483,761
Gross profit	30,766	18,957	197,937	193,990
Direct selling expenses	25,555	20,639	64,366	53,078
Selling, general and administrative expenses	34,602	32,189	137,313	128,525
Depreciation and amortization	1,824	2,125	9,480	11,107
Income (loss) from operations	(31,215)	(35,996)	(13,222)	1,280
Other income (expense):
Income from video game joint venture	-	-	3,000	6,000
Equity in net income (loss) of joint venture	126	(9)	130	(34)
Interest income	61	83	671	412
Interest expense, net of benefit	(3,143)	(2,068)	(9,228)	(8,196)
Income (loss) before provision (benefit) for income taxes	(34,171)	(37,990)	(18,649)	(538)
Provision (benefit) for income taxes	85,286	(17,972)	86,151	(9,010)
Net income (loss)	$(119,457)	$(20,018)	$(104,800)	$8,472
Earnings (loss) per share	$(5.45)	$(0.77)	$(4.37)	$0.32
Shares used in earnings (loss) per share	21,923	25,839	23,963	26,893